STOCK PURCHASE AGREEMENT



THIS AGREEMENT is made and entered into, by, and between Shmuel Bentov (hereinafter "Bentov"), his wife Ronit BenTov, sons Jonathan BenTov and Yaneev BenTov, collectively referred to as "Sellers," and Helios & Matheson Information Technology Ltd. (NSE:
HELIOSMATH), referred to as "Buyer."

WHEREAS, Sellers are the owners and holders of 1,024,697 fully diluted shares out of total outstanding 2,361,333 Common Stock shares (as of December 31, 2005) in The A Consulting Team Inc. ("TACT" or "Company"
Nasdaq: TACX) referred to as "TACT-Shares"; and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the shares of stock of Company held by the Sellers upon the terms and conditions and for the consideration set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained in this agreement, the parties agree as follows:


ARTICLE 1
PURCHASE


Section 1.01. Purchase

 For the purchase price, and on the terms and subject to the conditions set forth in this agreement, Sellers hereby sell, assign, transfer, and deliver to Buyer, and Buyer hereby purchases from Sellers, all of their right, title, and interest in the TACT-Shares now owned by each of the Sellers individually or jointly. The stock will be delivered to the Buyer at the closing. The Shares being purchased are owned by the Sellers as follows:

Shmuel Bentov & Ronit BenTov 7,500
Jonathan BenTov   18,855
Yaneev BenTov   18,855
Shmuel Bentov   979,487

Total: 1,024,697





ARTICLE 2
PURCHASE PRICE


Section 2.01. Purchase Price

The purchase price to be paid by Buyer to Sellers for the TACT shares is Eight Million Seven Hundred Fifty Thousand United States Dollars
(USD $8,750,000), which will be paid in cash as described in Section
2.02. The Buyer has additionally agreed to pay the Sellers as additional consideration for the TACT-Shares, an Earn-Out Amount as described in
Section 2.03, below.


Section 2.02. Payment

 (a) $8,750,000 Payout Amount. Buyer will pay a total of Eight
Million Seven Hundred Fifty Thousand United States Dollars
(USD $8,750,000) ("Payout Amount") as consideration for the sale of the TACT-Shares owned by the Sellers, per the following structure:

1. First Payment of Three Million Four Hundred Thousand Dollars (US$3,400,000) upon signing of definitive documents ("Closing");
2. Second Payment of Three Hundred Fifty Thousand Dollars
(USD $350,000) within Six (6) months from Closing;
3. Third Payment of Two Million Five Hundred Thousand Dollars
(USD $2,500,000) plus interest thereon on the first anniversary of Closing ("Anniversary Date"); and
4. Fourth Payment of Two Million Five Hundred Thousand Dollars
(US $2,500,000) plus interest thereon on the second anniversary of Closing ("Anniversary Date").Payments under Section 2.02 (a) 3, and 4 will be referred to as Deferred Payouts

 (b) Interest on Deferred Payouts. Interest will be calculated on the Deferred Payout amount at the rate of 8.5%, simple interest.


 (c) Conditions for Payment of Payout Amount . Buyer and Sellers agree that the Deferred Payouts described in Section 2.02(a) are additional payments for the capital stock of the Company owned by the Sellers representing the inherent value of the goodwill and other intangibles of the Company, and such realization by the Company and Buyer of such goodwill and other intangibles may be dependent on the continuation of Bentov in the position of the President and CEO. The
 Deferred Payouts are subject to the continuation of Bentov in the position of the President and CEO of TACT, unless Bentov is terminated without Cause, or Bentov resigns with Good Reason (as such terms are defined in the Employment Agreement dated December 1, 2005). There will be no pro rata payments for a shorter duration of employment if the employment does not continue until the respective Anniversary
Dates. If Bentov's employment is terminated for any other reason except for Just Cause (as defined in the Employment Agreement dated December
 1, 2005 between TACT and Bentov (the "Employment Agreement"), the Deferred Payouts will be paid per Section 2.02 (a) above. It is agreed that the work location shall remain either the current two work locations or any other location that is within a 60 mile radius of Scarsdale, NY.
 All travel up to five hours will be in Business Class; travel over five hours shall be in first class; and travel to India shall be no more than four times a year.

 If Bentov voluntarily terminates his employment in the first
 12 months after this Agreement other than for Good Reason (as defined in the Employment Agreement), then Bentov must buy back the TACT-Shares that Buyer is purchasing through this Agreement for a price equal to the amount that the Buyer has already paid Bentov up to the date of voluntary termination, if and only if, the Buyer chooses to sell all of their TACT-Shares.

 If Bentov voluntarily terminates his employment in the 13th through the 24th month after this Agreement other than for Good
Reason (as defined in the Employment Agreement), then Bentov must return the Deferred Payout referred to in Section 2.02 (a)
 3 to the Buyer.

 (d) Life Insurance. Buyer will acquire and pay for term life insurance in the amount of $5 million on the life of Seller Bentov with Seller Bentov's estate as the beneficiary. This insurance will be acquired to secure the Deferred Payouts in the unlikely event of an untimely demise of Seller Bentov. The face amount of the insurance will reduced in half after the Third Payment has been made, and the insurance will be cancelled after the Fourth Payment has been made. If Bentov's heirs are the beneficiaries of this Life Insurance, and they get the life insurance proceeds directly, then to the extent of the life insurance proceeds, the liability of the Buyer to pay the Deferred Payouts will be correspondingly reduced.

 (e) Disability In the event of any disability of Seller Bentov which hinders him from performing his normal services, Buyer has a right to buy Disability insurance on Seller Bentov, however, the Deferred Payouts will be paid per Section 2.02 (a) above.

 (f) Change in Control. In the event of Change in Control in TACT or the Buyer, the Deferred Payouts will continue to be paid as per
Section 2.02 (a) above. Change in Control in TACT will be defined as an event wherein more than 51% of the shares held by the Buyer in TACT are sold or transferred, more than 51% of the shares held by any and all parties in the Buyer are sold or transferred to another person or entity in one or a series of transactions within two years of the date of this Agreement, or the sale of more than 50% of the assets of Buyer or TACT. Buyer shall not, and shall cause TACT not to, engage in a Change in Control without the consent of Seller Bentov, which shall not be unreasonably withheld.


Section 2.03. Security for Deferred Payouts

 The Buyer, a listed public company in India, is undertaking the Deferred Payout obligations as outlined in this Agreement.

 However, as additional security to the Sellers for Payout amounts in 2.02 (a) 3, and 4, Buyer will pledge the TACT-Shares to the Sellers and will place them with Olshan, Grundman, Frome, Rosenzweig &
 Wolosky LLP, or any other party acceptable to Sellers and Buyer ("Pledge Holder"). The Pledge Holder may be changed at any time by the Buyer with the consent of Seller who will not unreasonably withhold consent.

 When the Payout amounts in 2.02 (a) 3, and 4 have been paid, the Pledge Holder shall release the TACT-Shares to the Buyer. If Bentov's Employment Agreement is terminated by the Buyer for Cause, or by Seller
 Bentov without Good Reason, or by death or disability of Seller Bentov, the Pledge Holder will return the TACT-Shares to the Buyer.

 If Buyer at any point after the execution of this Agreement is able to procure a letter of credit or bank guarantee or any other form of collateral acceptable to the Sellers, and if the Buyer requests the Sellers to cancel the pledge and accept the new collateral, then the Sellers will accept the new collateral and not unreasonably withhold the acceptance.


Section 2.04. Earn-Out Payment for TACT-Shares

 An additional Earn-Out Payment will be made by Buyer as additional consideration for the TACT-Shares as follows:

(a) For the period beginning April 1, 2006 and ending March 31, 2007, and for period beginning April 1, 2007 and ending March 31, 2008, an Earn-Out cash payment will be made to Sellers equal to 35% of the EBTDA (Earnings before Taxes, Depreciation and Amortization of
TACT) for such period.(b) This Earn-Out payment shall be made in 2007 and 2008 within five business days of the SEC filing with respect to such period by TACT for the previous 12 months based on the financial results of TACT. The financial statement presentation must be consistent with past financial practices. Any funds received outside the ordinary course of business in March of 2006 shall be deemed received in April 2006.
(c) The EBTDA will be calculated by taking the Net Earnings from the Form 10-K or Form 10-Q and related schedules, and the amounts of Taxes,
 Depreciation, and Amortization added back to the Net Earnings.
(d) In the event of death or long-term disability, the Earn-Out will be pro-rated to the actual number of days worked in the year of the death or long-term disability.
(e) In the event of a termination of Bentov's employment for Cause, or voluntary termination without Good Reason, the Earn-Outs shall not be due. In the event of the termination of Bentov's employment by TACT without Cause or termination by Bentov with Good Reason, Earn-Outs will be paid to the Sellers.


Section 2.05. Executive Compensation & Employment

(a) Bentov is presently under an employment agreement with TACT.
This employment agreement shall continue to remain in full force and effect. Bentov agrees to be further employed, subject to TACT Board approval, until March 31, 2008.
(b) Helios & Matheson is currently drafting a stock option plan for its senior executives. The same may also be offered to Mr.
Shmuel Bentov at the discretion of management.
(c) Non-Competition and Non-Solicitation Covenants. Seller Bentov undertakes that for a period of two years from the Closing Date or employment of Bentov whichever comes later, Seller Bentov shall not engage directly or indirectly in the same or similar business being carried on by TACT in the US. A passive investment by Sellers of less than 5% in a publicly traded company in the U.S. shall not constitute a breach of these covenants. Further, Seller Bentov also undertakes he will not, for a period of two years from the Closing Date or employment of Bentov whichever comes later, on his own account or jointly with or as manager, agent, officer or otherwise on behalf of any person, firm or corporation (directly or indirectly) hire any employee or consultant of TACT or Buyer or Buyer's subsidiaries. The restrictions contained herein shall become null and void in the event of a default in any Deferred Payout or Earn-Out Payment.


ARTICLE 3
KEY ASSETS & GOODWILL


 Seller Bentov acknowledges that the Sale Price of the Company shares includes a significant premium over the book value of the assets of TACT. This premium represents payment for the key assets of the Company, and it is because of these key assets that the Buyer is buying the Company shares from the Sellers.

 These key assets include:

1. Goodwill,
2. Key Customers and relationships, and
3. Employees of TACT.

Section 3.01. Key Customers.

(a) The Name, contact information of the project manager or director, and type of work done by the Company for each of the Key Customers is set forth in Exhibit A.
(b) Seller Bentov shall perform or fulfill his duties under the Employment Agreement consistent with past practices.


Section 3.02. Employee Retention

(a) Seller Bentov shall perform or fulfill his duties under the Employment Agreement consistent with past practices.



ARTICLE 4
WARRANTIES OF SELLERS IN THEIR INDIVIDUAL CAPACITY


Section 4.01. Warranties of Sellers.

 Sellers hereby jointly and severally warrant, represent, and covenant to Buyer, and this agreement is made in reliance on the following, each of which is deemed to be a separate covenant, representation, and warranty:

(a) Authority

This contract is entered into on the basis and representation of Bentov that he has the necessary title, power, authority, sanction and consent of the general body of shareholders or statutory govt. regulatory authorities to enter into this Agreement. Bentov represents that he will not be employed or involved directly or indirectly with any other employer, individual, corporate, firm or any other business or legal entity of whatever nature that is likely to compete with TACT's business in any manner whatsoever.

(b) Ownership of Stock

 Each Seller owns, beneficially and of record, free and clear of all liens, charges, claims, equities, restrictions, or encumbrances, the shares of capital stock of the Company set forth opposite his or her name in Section 1.01 hereof, which is attached to and incorporated in this agreement, and has the full right, power, and authority to sell, transfer, and deliver to the Buyer, in accordance with this agreement, the number of shares of common stock of the Company so set forth, free and clear of all liens, charges, claims, equities, restrictions, and encumbrances and attachments.
The sale by each Seller of those shares does not constitute a breach or violation of, or default under, any will, deed or trust, agreement, or other instrument by which that Seller is bound.

(c) Liens Created by Sale

 The execution and carrying out of the provisions of this agreement and compliance with its provisions by the Sellers, will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance upon any of the properties or assets of the Company pursuant to the articles of incorporation, bylaws, or any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it is bound or affected.

(d) Board

 Buyer has informed Sellers that Buyer intends to exercise its significant voting power of the TACT-Shares to nominate and elect sufficient board members so as to constitute a majority on the board.

(e) Acts by Company

 To the best knowledge of Seller Bentov, since January 1, 2006, there have been no adverse material changes in the assets, key customer relationships, key employee relationships, number of employees, liabilities, business, or condition of the Company other than changes in the ordinary course of business, which changes have not adversely affected its business, properties, prospects, or condition. To the best knowledge of Seller Bentov, since January 1, 2006, the Company has not not signed any contract or entered into any written or oral agreement other than in the ordinary course of business.

(f) Compliance with Laws

 To the best knowledge of Seller Bentov, the Company has complied with, and is complying with, all applicable laws, orders, rules, and regulations promulgated by any federal, state, municipal, or other governmental authority relating to the operation and conduct of the property and business of the Company, and there are no material violations of any such law, order, rule, or regulation existing or threatened. To the knowledge of Seller Bentov, the Company has not received any notices of violation of any applicable zoning regulation or order, or other law, order, regulation, or requirement relating to the operation of its business or to its properties.

(g) SEC Reports; Financial Condition.

 The SEC Reports of the Company for the most recently filed year and all reports subsequent thereto, including any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed, to Seller Bentov's knowledge, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading.

(h) Insurance

 Attached to and incorporated in this agreement, as Exhibit C is a list and brief description of all policies of fire, liability, and other forms of insurance held by the Company. Those policies are in amounts deemed by the management of the Company to be sufficient.



ARTICLE 5
WARRANTIES OF BUYER

Section 5.01. Warranties of Buyer

 Buyer hereby warrants, represents, and covenants to Seller, and this agreement is made in reliance on the following, each of which is deemed to be a separate covenant, representation, and warranty:

 (a) Authorization

Buyer is a duly organized and existing corporation under the laws of India, has all of the corporate powers and authority necessary to carry on the business it now conducts, and has the power and authority to purchase all of the capital stock of Company from Sellers on the terms, conditions, and for the purchase price set forth in this agreement.

(b) Buyer is in compliance with the applicable laws and regulations of India, and and entry into this agreement and the agreements related hereto will not conflict with any law, rule or regulation applicable to Buyer, the organizational documents of Buyer, or any agreement to which Buyer is a party.

(c) The financial statements of the Buyer made available to the Sellers are true and accurate.



ARTICLE 6
CLOSING DATE AND SURVIVAL OF WARRANTIES

Section 6.01. Time and Place of Closing

 The purchase and sale described in this agreement shall be consummated, unless delayed to another date by agreement of the parties in writing, at Ten A.M. Eastern Standard Time, on March 27, 2006, called "Closing Date," at the law offices of Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP, 65 East 55th Street, New York, NY, called "Closing Place."

Section 6.02. Procedure and Obligations at Closing and Post Closing

 On the closing date,

(a) Buyer shall deposit Three Million Four Hundred Thousand Dollars (US$3,400,000) ("2.02(a)1 Funds") into the trust account of the attorneys for the Sellers, Olshan Grundman Frome Rosenzweig & Wolosky LLP ("Olshan"). Such deposit shall be made pursuant to an Escrow Agreement of even date herewith.

b) Sellers shall deposit the TACT-Shares with Olshan as a Pledge Holder pursuant to an even dated Stock Pledge Agreement, and Olshan will send a copy of the stock certificates representing theTACT-Shares to Buyer's attorney, The Chugh Firm, attention Navneet S. Chugh by fax at (562) 229-1221.

c) Buyer shall subsequently instruct Olshan to release the 2.02 (a)1 Funds to the Sellers.

(b) Seller Bentov shall request TACT's counsel to satisfy, all the requirements of SEC, and NASDAQ and any other governmental authority.


Section 6.03. Survival of Warranties

 The warranties, representations, and covenants of each of the parties to this agreement, Buyer and Sellers, shall survive for one-year after the execution of this agreement and the consummation of the purchase and sales described in this agreement.


ARTICLE 7
Notification


Section 7.01. Notification.

(a) The Sellers shall notify all proper government agencies and stock exchange as required on part of the Sellers by Federal and state laws and regulations,

(b) The Sellers shall notify all Directors and Shareholders of this transaction prior to closing, as applicable


ARTICLE 8
BROKERAGE

Section 8.01. Brokerage.

 Each party to this agreement agrees that and all brokerage fees payable to their broker, if any, shall be their sole responsibility and that each party will indemnify and hold the other party harmless from any and all claims, suits, and actions for brokerage or other commissions, and from and against all expenses of any character, including reasonable attorneys' fees incurred by the other by reason of any claim by any person or broker claiming to have been engaged by, or on behalf of, the indemnifying party, or with whom the indemnifying party is claimed to have made any agreement for compensation.


ARTICLE 9
INDEMNITY

Section 9.01. Indemnity.

 Sellers indemnify Buyer for any damage, including any claim, charge, action, depletion or diminution in value of the assets of the company, resulting from the breach of any warranty, representation, or covenant by the Sellers.


ARTICLE 10
MISCELLANEOUS

Section 10.01. Nonassignability

 Neither this agreement, nor any interest in this agreement, (other than with respect to the related promissory note), shall be assignable by the Buyer without the prior written consent of all of the Sellers.

Section 10.02. Notices

 All notices required or permitted to be given under this agreement shall be in writing and shall be sent by first-class mail, postage prepaid, deposited in the United States mail.

 If intended for the Sellers, shall be given to each of the Sellers and shall be addressed:

 Shmuel Bentov, 200 Park Ave. South, Ste. 901, New York, NY 10003.

 And if intended for the Buyer, shall be addressed:

 Helios & Matheson Information Technology Ltd., # 9, Nungambakkam
High Road, Chennai 600 034, India.

With a copy to:

Navneet S. Chugh, Attorney, C.P.A.
The Chugh Firm, APC
13304 Alondra Blvd., 2nd Floor, Cerritos, CA 90703-2263
Email: Navneet@Chugh.com

 Any party to this agreement may change the address for notices to be sent to him or her by written notice to the other parties.

Section 10.03. Governing Law

 All questions with respect to the construction of this agreement, and the rights and liabilities of the parties to this agreement, shall be governed by the laws of the State of New York.


Section 10.04. Arbitration

 Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement or the Note, or any claims arising out of or relating to this Agreement or the Note, or the breach hereof or thereof, will be submitted to and settled by final and binding arbitration in New York, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any arbitration under this Agreement or the Note, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

Section 10.05. Inurement

 Subject to the restrictions against assignment as contained in this agreement, this agreement shall inure to the benefit of, and shall be binding upon, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties to this agreement.

Section 10.06. Attorneys' Fees

 In the event of any controversy, claim or dispute between the parties to this agreement, arising out of or relating to this agreement or the breach of this agreement, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs.

Section 10.07. Entire Agreement

 This agreement, along with the related promissory note and security agreement, contains the entire agreement of the parties to it, and supersedes any prior written or oral agreements between them concerning the subject matter contained in this agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties to this agreement, relating to the subject matter contained in this agreement, which are not fully expressed in it. Any schedules or exhibits referenced herein to be delivered by Sellers and not so delivered or attached as of the date hereof may be delivered at any time within two weeks of the date hereof.

	The Stock Purchase Agreement, the Stock Pledge Agreement, the Promissory Note, the Escrow Agreement all dated March 30, 2006, and the Bentov Employment Agreement dated December 1, 2005 are all to be read together for interpretation of the entire transaction.


Section 10.08 Appointed Agent

Ronit BenTov, Jonathan BenTov and Yaneev BenTov hereby irrevocably appoint Shmuel Bentov as their agent with all general powers to enter into any and all Agreements related to the sale of TACT-Shares to the Buyer.


EXECUTED on March 30, 2006, at New York, NY.


SELLERS

/s/Shmuel Bentov
____________________________
Shmuel Bentov

/s/Ronit BenTov
____________________________
Ronit BenTov

/s/Jonathan BenTov
____________________________
Jonathan BenTov

/s/Yaneev BenTov
____________________________
Yaneev BenTov


BUYER: Helios & Matheson Information Technology Ltd.

/s/Yaneev BenTov
____________________________
By: V. Yaneev BenTov